COMPANY CONTACT:	Roger Hendriksen
Director, Investor Relations
(804) 788-1824

MASSEY ENERGY REPORTS SECOND QUARTER 2007
FINANCIAL RESULTS

Second Quarter Highlights

•	Second quarter earnings of $0.43 per share on net income of $34.9 million
•	Produced coal revenue increased 5 percent to $516.2 million
•	EBITDA increased 55 percent to $120.3 million
•	Operating cash margin per ton increased by 36 percent

Richmond, Virginia, July 26, 2007 - Massey Energy Company (NYSE: MEE) today reported second quarter 2007 net income of $34.9 million or $0.43 per share.  These results compared favorably to the second quarter 2006 net income of $3.2 million or $0.04 per share.  The strong second quarter earnings were generated on produced coal revenue of $516.2 million which increased 5% compared to the same period last year as a result of higher prices on new supply contracts that took effect in 2007 and improvement in the overall product mix.  EBITDA (see Note 2) in the second quarter of 2007 increased 55% to $120.3 million compared to $77.5 million in the second quarter of 2006.

Earnings for the first six months of 2007 were $0.83 per share compared to $0.11 per share in the first six months of 2006.

Massey’s operating cash margin of $8.72 per ton represented an increase of 36% compared to the operating cash margin of $6.42 per ton reported in the second quarter of 2006.  The increase was driven largely by improved pricing and product mix.  Sales of metallurgical coal were particularly strong with a 11 percent increase in tons sold and a 10 percent increase in revenue per ton compared to the second quarter of 2006. Greater stability in the workforce also contributed to the improved operating cash margin.  Voluntary employee turnover rates among Massey members have decreased to 15% in the first half of 2007 compared to 26% in the first half of 2006.  Productivity is improving as a result.

“With metallurgical coal accounting for nearly 31% of our revenue, the increasing global demand for high quality metallurgical coal represents a tremendous opportunity for us,” said Don L. Blankenship, Massey’s Chairman and CEO.  “Our 2007 operating performance has increased the Company’s cash balance by $83 million during the first half of the year.  We believe our strong cash flow will provide us with significant opportunities going forward including acquisitions and additional investments in our current operations; investments that will reduce costs and increase production as the market improves.”

2nd Quarter Comparative Statistics

	2nd Qtr. 2007	1st Qtr. 2007	2nd Qtr. 2006

Produced tons sold (millions)	10.0	9.9	10.2
Produced coal revenue ($ millions)	$516.2	$519.7	$492.5
Produced coal revenue per ton	$51.40	$52.26	$48.34
Average operating cash cost per ton	$42.68	$42.36	$41.92
EBITDA ($ millions)	$120.3	$117.7	$77.5

The results for the second quarter of 2007 included:

•	$10.3 million pre-tax gain on a trade of coal reserves which included a cash receipt of $1 million (net after-tax earnings impact of $0.08 per share);
•	$6.3 million pre-tax increase in various litigation reserves (net after-tax earnings impact of ($0.07) per share).

Litigation Update

Massey reiterated its intent to appeal the jury decision and award in the Wheeling Pittsburgh Steel contract lawsuit.  The Company believes it has multiple strong legal bases for appeal.  As a result, the Company believes its previously recorded reserve of $16.0 million remains appropriate.

The Company also continues to believe that it can favorably resolve the lawsuit filed against it in May 2007 by the Environmental Protection Agency (“EPA”) alleging violations of the Clean Water Act.  The Company stated that none of the instances of alleged non-compliance resulted in any permanent adverse environmental impact and notes that none were alleged to be intentional.  An objective analysis of the relevant data conducted by a recognized expert on penalty calculation in Clean Water Act cases estimated Massey’s potential liability in this case to be in the range of $1.5 to $7.0 million.  Based on the outcome of this study and the advice of counsel, the Company does not expect the actual liability in this case to have a material adverse impact on its operations.  The Company is currently attempting to negotiate a resolution of the suit with the EPA but if an acceptable settlement is not reached, the Company is prepared to aggressively defend itself.  The Company will be filing a motion to dismiss the suit this week on the grounds that the EPA has failed to provide an adequate foundation for numerous allegations in the suit.

Coal Market Overview

•
Stockpile levels at utilities served by Central Appalachian producers are well above recent years’ averages.  Massey expects utility inventories to remain high through the end of the year due to existing coal purchase commitments by the utilities and incentives to produce synfuel before the associated tax credit expires.

•
Central Appalachian coal supply has not fully responded to current market prices due to legacy contract pricing.  The Company expects regional supplies to further correct downward in 2008 and 2009, as there is significant regional production that remains unpriced in those years.

•
The Company continues to believe that long-term fundamentals for strong domestic coal demand remain intact.  U.S. economic expansion, the high price of competing fuels and increased momentum to develop coal-based alternative fuels all position coal well for the future.

•
Demand for metallurgical coal remains strong.  An 8% increase in world steel production in the first six months of the year and bottlenecks in Australian coal supply have lent support to the export market for U.S. metallurgical coal.

The Company expects 2008 to 2010 to be a transformational period for Central Appalachian coal producers.  Utilities continue to install scrubbers that make it more economical to burn higher sulfur coal from other regions.  Studies suggest that Central Appalachian utility coal sales could fall as much as 45 million tons by 2010 from the 168 million ton level in 2006  (utility coal shipments represented approximately 71 percent of the total Central Appalachian coal shipments of 235 million tons in 2006).  Massey, however, expects to maintain or grow its current level of production throughout the period.  With Massey’s current contract position, the Company also projects it will maintain average produced coal revenue in the $50 to $53 per ton range through at least 2009.

By 2010, the Company expects that continued competitor reserve exhaustion and limited available capital will significantly constrain production in the region.  This is likely to re-establish price support at levels higher than current market prices.  Consequently, the Company has chosen to keep 2010 production largely unpriced.  “The continued pace of reserve degradation elsewhere in Central Appalachia  is likely to provide us with a significantly expanded market share by 2010 and an even larger cost advantage than we enjoy today,” added Blankenship.

Guidance and Commitments

The Company projects 2007 produced coal shipments will be between 40.0 and 41.5 million tons, with average produced coal realization between $51.00 and $52.00 per ton.   Average cash cost per ton for 2007 is projected to be between $41.50 and $42.50.  Other income is expected to be between $70 and $110 million.

Sales commitments for 2008 currently total 39.0 million tons, with an average realization on priced tons of approximately $49.50 per ton. Commitments include 30.8 million tons of priced utility and industrial steam coal and 5.0 million tons of priced metallurgical coal.  A total of 3.2 million committed tons remain unpriced.

Sales commitments for 2009 currently total 32.5 million tons, with an average realization on 30.8 million priced tons of approximately $46.50 per ton.  Commitments include 29.1 million tons of priced utility and industrial steam coal and 1.7 million tons of priced metallurgical coal.  A total of 1.8 million committed tons remain unpriced.

Sales commitments for 2010 currently total 10.6 million tons, with an average realization on priced tons of approximately $46.00 per ton.  Commitments include 8.5 million tons of priced utility and industrial steam coal and 0.3 million tons of priced metallurgical coal.  A total of 1.8 million committed tons remain unpriced.

Liquidity and Capital Resources

Massey ended the month of June 2007 with available liquidity of $435.6 million, an increase of $51.7 million over March 31, 2007 available liquidity.  Available liquidity at June 30, 2007 included $113.7 million available on its asset-based revolving credit facility and $321.9 million in cash. Total debt at June 30, 2007 was $1,104.2 million compared to $1,104.9 million at December 31, 2006.

Massey's total debt-to-book capitalization ratio was 58.9% at June 30, 2007 compared to 61.3% at December 31, 2006.  After deducting available cash of $321.9 million and restricted cash of $105.0 million, which supports letters of credit, net debt totaled $677.3 million. Total net debt-to-book capitalization was 46.7% at June 30, 2007 compared to 52.2% at December 31, 2006.

Capital expenditures totaled $76.8 million in the second quarter of 2007 compared to $85.3 million in the second quarter of 2006 and $136.7 million in the first half of 2007 compared to $161.6 million in the first half of 2006.  Total capital expenditures are expected to approximate $220 million in 2007.

Depreciation, depletion and amortization (DD&A) was $60.2 million in the second quarter of 2007 compared to $57.2 million in the second quarter of 2006. DD&A is expected to total between $240 and $245 million for the full year 2007.

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the second quarter results and operations on Friday morning, July 27, 2007, at 11:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through August 27, 2007.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation;  failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs;  the Company’s ability to timely obtain necessary supplies and equipment;  the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey's public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006, which was filed on March 1, 2007 and subsequently filed interim reports.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact the Company via its website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Revenues
Produced coal revenue	$516.2	$492.5	$1,035.9	$968.1
Freight and handling revenue	39.9	38.5	83.7	79.4
Purchased coal revenue	31.3	12.3	56.5	39.8
Other revenue	30.4	12.8	49.0	28.3
Total revenues	617.8	556.1	1,225.1	1,115.6

Costs and expenses
Cost of produced coal revenue	409.0	413.8	811.5	809.0
Freight and handling costs	39.9	38.5	83.8	79.4
Cost of purchased coal revenue	27.2	11.5	49.3	34.4
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	59.4	56.4	120.8	112.2
Selling, general and administrative	0.8	0.8	1.6	1.7
Selling, general and administrative	19.7	13.2	38.3	30.7
Other expense	1.7	1.6	4.1	3.6
Total costs and expenses	557.7	535.8	1,109.4	1,071.0

Income before interest and taxes	60.1	20.3	115.7	44.6
Interest income	6.8	5.2	12.2	10.1
Interest expense	(21.6)	(21.6)	(43.1)	(43.2)

Income before taxes	45.3	3.9	84.8	11.5
Income tax (expense) benefit	(10.4)	(0.7)	(17.3)	(2.0)

Income before cumulative effect of accounting change	34.9	3.2	67.5	9.5

Cumulative effect of accounting change, net of tax	-	-	-	(0.7)

Net income	$34.9	$3.2	$67.5	$8.8

Income per share - basic:
Income before cumulative effect of accounting change	$0.43	$0.04	$0.84	$0.12
Cumulative effect of accounting change	-	-	-	(0.01)

Net income	$0.43	$0.04	$0.84	$0.11

Income per share - diluted:
Income before cumulative effect of accounting change	$0.43	0.04	$0.83	$0.12
Cumulative effect of accounting change	-	-	-	(0.01)

Net income	$0.43	$0.04	$0.83	$0.11

Shares used to calculate income per share
Basic	80.6	81.1	80.6	81.3
Diluted	81.7	81.9	81.3	82.0

EBIT	$60.1	$20.3	$115.7	$44.6
EBITDA	$120.3	$77.5	$238.1	$158.5

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Produced tons sold:
Utility	6.9	7.5	13.5	14.6
Metallurgical	2.2	1.9	4.5	4.0
Industrial	0.9	0.8	2.0	1.7
Total produced tons sold	10.0	10.2	20.0	20.3

Total tons produced	10.2	10.0	20.7	20.4

Produced coal revenue per ton sold:
Utility	$45.17	$42.71	$45.09	$41.96
Metallurgical	$72.16	$68.58	$72.94	$65.33
Industrial	$49.34	$53.25	$50.24	$54.35
Produced coal revenue per ton sold	$51.40	$48.34	$51.83	$47.63

Average cash cost per ton	$42.68	$41.92	$42.52	$41.31

Capital expenditures	$76.8	$85.3	$136.7	$161.6
Number of employees	5,389	5,626	5,389	5,626

	June 30,	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$321.9	$239.2
Trade and other accounts receivable	201.3	197.1
Inventories	207.4	191.1
Other current assets	167.1	172.3
Net property, plant and equipment	1,797.4	1,776.8
Other noncurrent assets	157.3	164.2

Total assets	$2,852.4	$2,740.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	$1.8	$2.6
Other current liabilities	389.8	352.0
Long-term debt	1,102.4	1,102.3
Other noncurrent liabilities	586.8	586.5
Total liabilities	2,080.8	2,043.4

Total stockholders' equity	771.6	697.3

Total liabilities and stockholders' equity	$2,852.4	$2,740.7

Note 1:  The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods.  The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey Energy employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the three and six months ended June 30, 2006 as such inclusion would result in antidilution.

Note 2:  "EBIT" is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles.  "EBITDA" is defined as EBIT before deducting Depreciation, depletion, and amortization.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and as a measure of its cash flow.  EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the generally accepted accounting principle measure of Income before interest and taxes to EBITDA.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Income before interest and taxes	$60.1	$20.3	$115.7	$44.6
Depreciation, depletion and amortization	60.2	57.2	122.4	113.9
EBITDA	$120.3	$77.5	$238.1	$158.5

Note 3:  "Average cash cost per ton" is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold.  Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's control over its cash costs.  Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the generally accepted accounting principle measure of Total costs and expenses to Average cash cost per ton.

	Three months ended June 30,				Six months ended June 30,
	2007		2006		2007		2006
	$	per ton	$	per ton	$	per ton	$	per ton
Total costs and expenses	$557.7		$535.8		$1,109.4		$1,071.0
Less: Freight and handling costs	39.9		38.5		83.8		79.4
Less: Cost of purchased coal revenue	27.2		11.5		49.3		34.4
Less: Depreciation, depletion and amortization	60.2		57.2		122.4		113.9
Less: Other expense	1.7		1.6		4.1		3.6
Average cash cost	$428.7	$ 42.68	$427.0	$ 41.92	$849.8	$ 42.52	$839.7	$ 41.31

Note 4:  The Company's debt is comprised of the following:

	June 30,	December 31,
	2007	2006
6.785% senior notes due 2013, net of discount	$755.1	$754.8
6.625% senior notes due 2010	335.0	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.7	0.7
Capital lease obligations	9.5	11.3
Fair value hedge adjustment	(5.7)	(6.5)
Total debt	1,104.2	1,104.9
Less: short-term debt	1.8	2.6
Total long-term debt	$1,102.4	$1,102.3

Note 5:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets.  Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it provides a clearer comparison of the Company's debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	June 30,	December 31,
	2007	2006
Long-term debt	$1,102.4	$1,102.3
Plus: Short-term debt	1.8	2.6
Less: Cash and cash equivalents	321.9	239.2
Less: Restricted cash	105.0	105.0
Net debt	$677.3	$760.7

Note 6:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 5) divided by the sum of Net debt and Total stockholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	June 30,	December 31,
	2007	2006
Long-term debt	$1,102.4	$1,102.3
Plus: Short-term debt	1.8	2.6
Total debt (numerator)	1,104.2	1,104.9

Plus: Total stockholders' equity	771.6	697.3
Book capitalization (denominator)	$1,875.8	$1,802.2

Total debt-to-book capitalization ratio	58.9%	61.3%

Net debt (from Note 5) (numerator)	$677.3	$760.7
Plus: Total stockholders' equity	771.6	697.3
Adjusted book capitalization (denominator)	$1,448.9	$1,458.0

Total net debt-to-book capitalization ratio	46.7%	52.2%

Note 7:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 3).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the generally accepted accounting principle measure of Produced coal revenue to Operating cash margin per ton.

	Three months ended
	June 30, 2007		June 30, 2006
	$	per ton	$	per ton
Produced coal revenue	$516.2	$51.40	$492.5	$48.34
Less: Average cash cost (from Note 3)	428.7	42.68	427.0	41.92
Operating cash margin	$87.5	$8.72	$65.5	$6.42

Note 8:  Other income is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to investors in evaluating the Company because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Other revenue to Other income.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Other revenue	$30.4	$12.8	$49.0	$28.3
Plus: Purchased coal revenue	31.3	12.3	56.5	39.8
Less: Cost of purchased coal revenue	27.2	11.5	49.3	34.4
Less: Other expense	1.7	1.6	4.1	3.6
Other income	$32.8	$12.0	$52.1	$30.1